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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration statement on Form S-8 (No. 333-32414) pertaining to the Magna Entertainment Corp. Long-Term Incentive Plan and the Registration Statement on Form S-1 (No. 333-94791), each of Magna Entertainment Corp., of our report dated March 30, 2000 with respect to the consolidated financial statements and schedule of Magna Entertainment Corp. included in the Annual Report (Form 10-K) for the year ended December 31, 1999 filed with the Securities and Exchange Commission.

                                       Ernst & Young LLP


March 30, 2000
Los Angeles, California